DECHERT LLP
1775 I Street, N.W.
Washington, D.C. 20006

June 28, 2012

Brown Advisory Funds
901 South Bond Street, Suite 400
Baltimore, Maryland  21231

Ladies and Gentlemen:

We have acted as counsel for Brown Advisory Funds (the “Registrant”) and its two initial investment series, Brown Advisory Winslow Sustainability Fund and Brown Advisory Tax Exempt Bond Fund (the “Funds”), and are familiar with Registrant’s registration statement with respect to the Funds under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”).  Registrant is organized as a statutory trust under the laws of the State of Delaware.

We have examined Registrant’s Declaration of Trust and other materials relating to the authorization and issuance of shares of beneficial interest of Registrant, its initial Registration Statement on Form N-1A, Pre-Effective Amendment No. 2 to the Registration Statement, and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that each Fund’s shares proposed to be sold pursuant to the Registration Statement, when they are made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by Registrant against receipt of the net asset value of the shares of each of the Funds, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by Registrant.

We hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Registrant’s shares of beneficial interest, as indicated above, and to the reference to our firm, as counsel to Registrant, in the Statement of Additional Information forming a part of the Registration Statement and in any amended versions thereof, until such time as we revoke such consent.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP